-12-

Item 6 (a) - Exhibits

     Exhibit 11 - Computation of per share earnings

                       Three Months Ended    Six Months Ended
                            July 31              July 31
                          1995     1994        1995     1994

     Earnings per Common & Common Equivalent Share:

     Net Earnings                 $85,007    $71,351    $143,933  $123,104

     Weighted Average Shares
          Outstanding             160,341    152,436     160,257   150,277
     Dilutive Effect of Common
          Stock Equivalents            91        140          93       140
     Weighted Average Shares,
          as Adjusted             160,432    152,576     160,350   150,417

     Earnings per Common &
          Common Equivalent Share    $.53       $.47        $.90      $.82


     Earnings per Common Share - Assuming Full Dilution:

     Net Earnings                 $85,007    $71,351    $143,933  $123,104
     Interest (After Taxes) on
          Convertible Debt          1,878      1,913       3,759     3,824
     Net Earnings, as Adjusted    $86,885    $73,264    $147,692  $126,928

     Weighted Average Shares
          Outstanding             160,341    152,436     160,257   150,277
     Dilutive Effect of Common
          Stock Equivalents           112        140         113       140
     Shares Added if All Debt
          Converted                10,898     11,003      10,898    11,003
     Weighted Average Shares,
          as Adjusted             171,351    163,579     171,268   161,420

     Earnings per Common Share
          - Assuming Full Dilution   $.51       $.45        $.86      $.79